Employment Agreement Managing Director

Peninsula Energy Limited (ABN 67 062 49 303)

and

John (Gus) Andrew Simpson

MDC Legal
Level 2, 28 Kings Park Rd, West Perth WA 6005
ph (08) 9288 4000	|	mdclegal.com.au	|	fax (08) 9288 4001

© 2015 MDC Legal	Employment Agreement

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

This Employment Agreement is made on                                                      2015.

PARTIES

Peninsula Energy Limited (ABN 67 062 409 303) Level 2, 100 Railway Road, Subiaco, Western Australia (Employer)

John (Gus) Andrew Simpson (Employee)

The Employer has offered to employ the Employee on the terms contained in this Agreement. The Employee has accepted the terms offered by the Employer.

DEFINITIONS

In this Agreement, unless the context otherwise requires:

a)	Agreement means this employment agreement and any schedules and annexures attached to the agreement, as amended in writing from time to time;

b)	ASX Listing Rules means the official Listing Rules of the ASX as they apply to the Employer from time to time;

c)	Business Day means a day that is not a Saturday, a Sunday or a public holiday or bank holiday in the jurisdiction governing this Agreement.

d)	Client means a person or entity to whom the Employer provides its services or with whom it is engaged in discussions to provide services;

e)	Corporations Law means the Corporations Act 2001 (Cth) as varied or replaced from time to time;

f)

Developments means all Intellectual Property made, developed, written, conceived or otherwise created by the Employee (whether alone or with others and whether or not during or outside ordinary hours of work) during the employment, which:

(i)	relates to the actual or anticipated business, research or development of the Employer;

(ii)	was created utilising the Employer’s resources; or

(iii)	is suggested by or results from any task assigned to the Employee, or work performed by the Employee, for or on behalf of the Employer, alone or in concert with others.

g)	Effective Date means the date specified in item 1 of Schedule 1;

h)	Employment Commencement Date means the date specified in item 2 of Schedule 1;

i)	Industrial law means any law that determines one or more conditions of employment;

j)	Intellectual Property Rights means all intellectual property rights at any time recognised by applicable law, including:

(i)

patents, copyright, circuit layout rights, registered and unregistered designs, trademarks, business names, know-how, moral rights and any rights to have Confidential Information kept confidential; and

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

(ii)	any application or right to apply for registration of any of the rights referred to in paragraph (a) immediately above,

(iii)	or such similar rights whatsoever arising in the world.

k)	Group means the Employer and any Related Body Corporate;

l)

Material Change means a situation where, without the Employee’s agreement, the Employee’s position becomes redundant; where there is a material diminution or change in the Employee’s responsibilities or duties, or a material reduction in status of the Employee’s position; or where there is a material reduction in the Employee’s remuneration, but shall not include a change of shareholding or change of control of the Employer.

m)

Moral Rights means the rights of integrity of authorship (that is, not to have a work subject to derogatory treatment), the right of attribution of authorship of a work, and the right not to have authorship of a work falsely attributed, which rights are created by the Copyright Act 1968 (Cth) and if the works are used in any jurisdiction other than Australia, any similar right capable of protection under the applicable laws of that jurisdiction;

n)	Ordinary Hours means an average of up to 38 hours per week (pro-rated for part-time employees), averaged over a 26 week period, usually worked between the hours of 8:00AM and 6:00PM Monday to Friday;

o)	Parties means the Employer and the Employee and Party means either of them;

p)	Related Body Corporate means a related body corporate of the Employer within the meaning given to that expression in the Corporations Act 2001 (Cth);

q)	Schedule means a schedule to this Agreement; and

r)	a reference to $ is a reference to Australian dollars.

TERMS OF EMPLOYMENT

1	DATE OF EFFECT

This Agreement has effect from the Effective Date and will continue to have effect until it is terminated in accordance with the terms of this Agreement.

2	EMPLOYMENT COMMENCEMENT DATE AND RECOGNITION OF PRIOR SERVICE

The Employer agrees to treat your employment as having commenced on the Employment Commencement Date for the purposes of accrued entitlements and notice of termination, recognising your previous service with the Employer as a consultant for the purposes of your continuous service.

3	POSITION

You will be employed in the position and at the location set out in Schedule 1.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

4	DUTIES AND OTHER APPOINTMENTS

a)	During your employment you will:

(i)	honestly and diligently perform your duties as contained in Schedule 2 or as provided to you from time to time and such other duties as the Employer may reasonably direct;

(ii)

subject to clause 4(b) below, devote the whole of your time, attention and skill to the performance of the duties during normal working hours and at such other times as may be reasonably required by the needs of the Employer’s business;

(iii)	follow the reasonable directions from time to time of the Employer or of any person or entity authorised by the Employer to direct you from time to time;

(iv)	use your best endeavours to promote, and do nothing to damage, the goodwill and professional reputation of the Employer;

(v)	use your best endeavours to protect, and do nothing to damage, the property of the Employer, and only use the property of the Employer for the purposes of performing your duties;

(vi)	observe and undertake all responsibilities and duties in compliance with all applicable laws; and

(vii)	not accept any incentives, promotions or inducements in your employment from other parties unless prior consent is given by the Employer;

(viii)

provide the Board with information and reports as to the affairs of the Group as the Board may request under normal industry practice from time to time; and generally, so as to keep the Board informed of all material developments in or relevant to the Group's affairs within the scope of your duties.

b)

During your employment you may act as a director of, hold other offices in, or perform services for other entities, either related to or unrelated to the Employer, subject to those other roles not interfering or conflicting with your employment with the Employer under this Agreement with the prior written consent of the Board, which will not be unreasonably withheld with the current accepted positions listed in Schedule 3.

5	HOURS AND PLACE OF WORK

a)	You will:

(i)	work such hours as are necessary to perform your duties or as reasonably required by the Employer.

; and

(ii)	work in such locations as directed by the Employer and or as required to perform your duties. This may require travel and periods of stay away from home.

b)	The remuneration paid to you in accordance with clause 6 is compensation for all hours worked.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

6	REMUNERATION

a)

The Employer will remunerate you in accordance with this clause 6 and Schedule 1. The base salary component of your remuneration will be paid monthly, half in advance and half in arrears by direct deposit into your nominated bank account. You must keep the details of your remuneration confidential.

b)	Subject to compliance with the Corporations Law and the ASX Listing Rules (as applicable), you will be eligible to participate in

(i)

a Short Term Incentive Plan (STIP) and Long Term Incentive Plan (LTIP) (as amended or replaced from time to time) subject to the terms of the STIP and LTIP. Any applicable performance milestones (or ‘gateway measures’) and/or conditions, will be agreed with you annually by the 1 July of each year. Details of the STIP and LTIP for the financial year ending June 2016 are set out in Schedule 1; and

(ii)

any bonus scheme which the Employer may, in its discretion, provide from time to time, subject to the rules of that bonus scheme. The Employer is under no obligation to provide the same (or any) bonus arrangement in one year as in the preceding year and payment of a bonus in one year will not create any right or entitlement to a bonus in any subsequent year.

c)

For the financial year ending 30 June 2016 only, the Employer guarantees that your remuneration, inclusive of any retirement benefit contributions made on your behalf and of any payments made to you under the STIP, will be no less than $750,000.

d)	The remuneration is inclusive of any remuneration receivable by you in respect of any office held in the Employer or any Related Body Corporate, including Director’s fees.

7	REVIEW

Your remuneration will be reviewed annually by the Employer. The review will not necessarily lead to an increase in your remuneration and any increase is at the Employer’s discretion. If any changes are made to your remuneration, such changes will take effect from the 1 July of each year.

8	REIMBURSEMENT OF EMPLOYEE EXPENSES AND PROVISION OF REUNIFICATION FLIGHTS

a)

Subject to the annual budget as agreed by the Board, you will be reimbursed for all reasonable and necessary out of pocket expenses properly incurred in the proper performance of your duties, including for all reasonable travel intrastate or interstate or overseas, accommodation and general expenses (including the cost of flights) commencing from the Effective Date.

b)	Reimbursement of expenses is subject to you providing such documentary evidence of expenditure as the Remuneration Committee of the Board may reasonably require.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

c)	You will be provided with the following reunification flight benefits for the financial year ending 2016, to be used at a time of your choosing within the financial year:

(i)	2 x return business class air fare from your overseas residence to Perth for your wife; and

(ii)	2 x return economy airfares from your overseas residence to Perth, for each of your two sons.

If these flights are not used in the financial year they will be forfeited and not accrued. If your circumstances change and you become a resident of Australia or reside permanently in Australia, then these flight allocations will be forfeited. The provisions of reunification flight benefits will be reviewed by the Employer annually in conjunction with the review of your remuneration.

9	DEDUCTIONS

You agree to the deduction from your remuneration or other sums due (including, to the extent permitted by law, amounts payable upon termination):

a)	statutory deductions;

b)	contributions payable by you under any retirement benefits scheme or fund of which you are a member; and

c)	other amounts owed by you on any account to the Employer or any Related Body Corporate.

10	LEAVE

a)	For each completed year of service, you will be entitled to four weeks’ annual leave which accrues on a pro rata basis. Annual leave accrues from year to year.

b)

You will be entitled up to 10 days of paid personal/carer’s leave for each completed year of service in the event that you are unable to perform your Duties due to a personal illness or injury or to provide care or support to a member of your immediate family who is ill or injured. Personal/carer’s leave accrues from year to year.

c)	You must, if the Employer so requires, provide evidence to the Employer's reasonable satisfaction that any absence was due to illness or injury to you or an immediate family member.

d)	You will be entitled to parental, compassionate and other leave in accordance with applicable Industrial Law.

e)	You will be entitled to long service leave in accordance with the Long Service Leave Act 1958 (WA) as if you were an employee for the purposes of the Long Service Leave Act 1998 (WA).

f)

In the event you are or become entitled to annual leave, personal/carer’s leave or long service leave under applicable Industrial Law you will be entitled to leave either in accordance with clauses a), b) and/or c) or under the applicable Industrial Law, whichever is the greatest.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

g)

You will be granted paid leave for the gazetted public holidays of Western Australia only. The Employer may however reasonably require you to work on such public holidays. Your remuneration includes payment for public holidays whether worked or not.

11	TERMINATION

11.1	TERMINATION BY EITHER PARTY ON NOTICE

a)	Either party may terminate this Agreement at any time by giving the other party 12 months’ written notice.

b)

The Employer may elect to pay an amount that you would have been entitled to receive as remuneration during the notice period (or unexpired portion of the notice period) in lieu of notice, in which case you will not be required to work out the period of the notice.

c)

Where the Agreement is terminated at the Employer’s initiative, whether the Employer elects to require you to work out the notice period, or elects to pay any amount in lieu of what you would have been entitled to receive as remuneration during the notice period (or unexpired portion of the notice period) such payment shall be without prejudice to any STIP or LTIP incentives referred to in clause 6b), subject to the terms of the STIP or LTIP.

11.2	TERMINATION BY EMPLOYER WITHOUT NOTICE

The Employer may terminate this Agreement at any time without notice if you:

a)

commit any serious or persistent breach of any of the provisions of this Agreement and the breach is not remedied within 14 days of the receipt of written notice from the Employer to do so, or the breach is not capable of remedy;

b)	engage in serious misconduct or wilful neglect in the discharge of your duties including but not limited to theft, fraud or assault or refusal to carry out a lawful and reasonable instruction;

c)	are convicted of any major criminal offence (including any offence under the Corporations Act 2001 (Cth));

d)	become bankrupt or lose or fail to obtain any necessary qualification, licence, certificate or other prerequisite to or condition of the performance of your duties; or

e)	become of unsound mind or are incapacitated due to illness or accident for an accumulated period of 3 months in any 12 month period after you have exhausted your paid personal/carer’s leave.

11.3	TERMINATION FOLLOWING A MATERIAL CHANGE

a)	You may terminate the Agreement within three months of a Material Change occurring by giving one months’ notice to the Employer.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

b)	On the termination of your employment following a Material Change, the Employer must pay you a sum equivalent to 11 months’ of your base salary.

c)	Alternatively, the Employer may elect to terminate your employment immediately upon receiving notice under clause 11.3a), and pay to you a sum equivalent to 12 months’ of your base salary.

d)

Any payment made to you under clause11.3b) or b) is paid in full and final satisfaction of any and all claims you may have in relation to your employment, including any entitlement to a redundancy payment or payment in lieu of notice, save that the payment shall be without prejudice to any rights which you may have to any STIP or LTIP incentives referred to in clause 6b), subject to the terms of the STIP and LTIP.

11.4	EMPLOYEE OBLIGATIONS ON TERMINATION

On termination of your employment you must:

a)

immediately return to the Employer all property of the Employer in your control or possession including but not limited to all documents, records, reports, computers and software, Confidential Information, credit cards, keys and security passes;

b)	destroy all electronically stored information on any personal device which is the property of the Employer; and

c)	provide to the Employer all relevant passwords, if any, to computers, systems or computer files which have been in your care or control during your employment.

11.5	RESIGNATION FROM OFFICES

Upon termination of your employment by either party, you must, at the request of the Employer or a relevant Related Body Corporate, immediately resign from all executive offices in the Group that you hold including the office of director of any members of the Group.

11.6	SUSPENSION

If it is alleged that you have engaged in conduct of a type referred to in clause 11.2 or if, in the reasonable opinion of the Employer, the circumstances warrant:

a)	the Employer may appoint a person to conduct any investigation it thinks fit into the allegations or the relevant circumstances;

b)	you must attend the offices of the Employer or elsewhere and give information, explanation or other assistance to the person conducting the investigation, as directed by the Employer;

c)	during the whole or part of a period of investigation, the Employer may, in its discretion, suspend you on full pay and direct you, subject to clause 11.6b), not to attend the workplace, for a period:

(i)	to be in the discretion of the Employer; and

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

(ii)	during which the Employer is not obliged to provide you with work.

d)	You will continue to be entitled to receive your ordinary remuneration base salary during any period of suspension.

12	GARDEN LEAVE

If you or the Employer has given notice of termination or you have been suspended under clause 11.6, the Employer may, without limiting the Employer's rights, require you during part or all of the period of notice or suspension:

a)	not to carry out any duties;

b)	not to attend for work or at any Employer or Group premises;

c)	not to access any Employer or Group computer systems;

d)	to perform duties which are different to those which you had been required to perform, provided only that you have the necessary skills and competence to perform the duties;

e)	not to have any contact with any customers, members, suppliers or employees of the Employer or Group;

f)	to return Employer or Group property;

g)	without limiting the Employer's rights and in accordance with law, direct you to take annual leave or long service leave; or

h)	any combination of the above.

13	CORPORATIONS LAW

a)	If this Agreement provides for any payment(s) or benefit(s) that is or are (whether alone or in conjunction with any other payments or benefits):

(i)	greater than permitted under the Corporations Law or the ASX Listing Rules without the need to obtain any form of shareholder approval; or

(ii)	not permitted under the Corporations Law or the ASX Listing Rules, then the payment or benefit will be reduced to the greatest amount permitted (if any), either:

(iii)	without the need for such shareholder approval, or;

(iv)	by the Corporations Law or ASX Listing Rules, as appropriate.

b)	The Board may, in its absolute discretion, apportion such a reduction between any one or more payments or benefits under this agreement.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

c)

Where clause 13b) applies to reduce a payment or benefit, shareholder approval will be sought (to the extent approval has not already been sought) at the next general meeting of the Employer for the payment or provision of the balance of any such payment.

14	CONFIDENTIALITY

14.1	DEFINITIONS

In this clause the following terms have the meanings stated:

“Confidential Information” means any information in respect of the Employer’s business and operations or the Employer’s clients which is not in the public domain and includes, but is not limited to, the Employer’s or clients’ privileged or confidential information, passwords, security codes, training course content and materials, quality assurance, evaluation and assessment systems, tools, materials and information, any trade secrets, lists or information pertaining to clients, suppliers or other employees employed or contractors engaged by the Employer, commercial, and financial relationships, fee or funding structures and prices, contracts, precedents, pro forma, submissions, pleadings, advices, correspondence, specifications, drawings, innovations and inventions, ideas, records, reports, software, patents, designs, copyright material, business accounts or financial information, research (whether by the Employee, the Employer or commissioned by the Employer), marketing methods and strategies, business and strategic plans, secret processes or other information whether in electronic or hardcopy, in film, video, writing or otherwise related to the Employer;

14.2	OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION

a)	The Employer’s Confidential Information is very valuable to the Employer. You must strictly abide by the obligations imposed on you by this clause.

b)	You:

(i)	acknowledge that the Employer is the owner of the Confidential Information;

(ii)

acknowledge that your obligations in relation to Confidential Information will survive any termination of this Agreement but will cease to apply to information or knowledge which may become public knowledge otherwise than by the your act or default;

(iii)

acknowledge the confidential nature of the work to be undertaken by you in the course of your employment, including in relation to Confidential Information, or any confidential information obtained by you from a third party which may come to the your knowledge;

(iv)

must keep any Confidential Information secret and confidential, except in the ordinary and proper course of employment with the Employer and except to the extent that you are required by law. In the latter case you must advise the Employer as soon as reasonably practicable and, where possible, before the disclosure is made.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

15	INTELLECTUAL PROPERTY AND MORAL RIGHTS

a)

During the course of your employment you may be involved in the development of Intellectual Property. This may be on your own or in conjunction with others and may be during or after work. You agree that all rights, title and interest in the Intellectual Property in the Developments vests solely in the Employer immediately upon creation and acknowledges and agrees that the Developments are and will be the sole and exclusive property of the Employer.

b)

Both during and after your employment, you agree to do all acts and things that the Employer may reasonably require to secure the Employer’s sole, absolute and exclusive ownership of the Developments and you must immediately disclose to the Employer (and to no other person) all the details of any Developments. You must not engage in any conduct that may damage the Employer’s Intellectual Property (including the Intellectual Property in the Developments) or the Employer’s rights in the Developments.

c)	To the extent that you may have Moral Rights, you irrevocably consent to any act or omission of the Employer that would otherwise infringe those Moral Rights.

16	RESTRAINT

16.1	RESTRICTION

For the purpose of this clause:

a)	Restricted Period means the period of 12 months from the termination of your employment for any reason with any member of the Group.

b)	Restricted Business means:

(i)	the business of exploring for, producing, marketing and trading uranium, or if that description is held by a court to be unenforceable;

(ii)	any aspect of the business described in clause 16.1b)(i) in which you were involved during your employment.

c)	Restricted Area means:

(i)

any country in which the Employer or any Related Body Corporate conducts business at the date of termination of your employment and over which you had responsibility or in which you worked during the last 12 months of your employment, but if those areas are held by a court to be unenforceable;

(ii)	Australia, United Kingdom, USA or South Africa , but if those areas are held by a court to be unenforceable; or

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

(iii)

any state, province or district or similar area in which the Employer or any Related Body Corporate conducts business at the date of termination of your employment and over which you had responsibility or in which you worked during the last 12 months of your employment.

d)	Restricted Activity means:

(i)	directly or indirectly engage in the Restricted Business including as trustee, principal, partner, employee, agent, shareholder, unit holder or in any other capacity; or

(ii)	cause any Client to stop doing business or reduce the amount of business it does with the Group; or

(iii)	cause any Client not to award any new business to the Group and/or to award such business to any other person; or

(iv)

cause any employee or agent of any member of the Group whom the Executive had contact with during the Employment to terminate their employment or agency or to become employed or engaged by any other person.

e)	A person will not constitute a Client for the purposes of this clause 16 unless you had material contact or dealings with that person during the last 12 months of your employment.

16.2	RESTRAINT

You must not within the Restricted Area and during the Restricted Period engage or attempt to engage in any Restricted Activity unless the Employer provides its consent.

16.3	RESTRAINTS INDEPENDENT

a)

If reading clauses 16.1 and/or 16.2 in conjunction with any paragraph, sub-paragraph or part of a sub- paragraph of 16.1 would lead to clause 16.1 or 16.2 being unenforceable, then that part must be severed from clause 16.1 to the extent necessary to render clause 16.2 enforceable.

16.4	SURVIVAL OF OBLIGATIONS

The provisions of clause 16 will survive any termination of this agreement.

17	POLICIES AND PROCEDURES

You are required to comply with the Employer's policies and procedures as established and amended from time to time, however the policies and procedures are not incorporated into this Agreement as terms and conditions of this Agreement.

18	GENERAL

18.1	COVENANTS FOR THE BENEFIT OF THE GROUP

The benefit of all covenants, acknowledgements, indemnities and other obligations granted by you in this Agreement are conferred on all member of the Group and may be enforced by any or all of them.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

18.2	ENTIRE AGREEMENT

This Agreement contains all of the terms and conditions of your employment and supersedes and replaces any other employment contract or any agreements, discussions, representations or understanding by either Party or between the Parties.

18.3	VARIATION

Unless otherwise stated in this Agreement, the terms and conditions contained in the Agreement may only be varied by a written agreement signed by both Parties.

18.4	NOTICES

f)

Each notice required to be given to a Party will be in writing and may be delivered personally or sent by properly addressed and prepaid mail, facsimile or email addressed to the Party at its address set out below, or at such other address as it may, from time to time, notify the other Parties of.

g)	Address of Parties:

Employer: Peninsula Energy Limited

Attention: Company Secretary

Level 2, 100 Railway Road, Subiaco WA 6008

Facsimile: +618 9381 5064

Employee: Gus Simpson

Email:

h)	Each party may from time to time change its address by giving notice to the other party in accordance with this clause;

i)	Any notice given pursuant to this clause will be deemed to have been received:

(i)

in the case of personal delivery, on the actual day of delivery if delivered prior to 5:00PM (Perth time) on a Business Day, failing which it will be taken to have been delivered on the following Business Day;

(ii)	if sent by mail, on the second clear Business Day after the day of posting;

(iii)	if sent by facsimile, on the day the facsimile was sent by clear transmission; and

(iv)	if sent by email, on receipt of a delivery receipt.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

18.5	NO WAIVER

Any omission or delay by the Employer to enforce or require strict or timely compliance with any provision of this Agreement does not restrict its right to subsequently enforce that provision.

18.6	SEVERABILITY

If the whole or any part of any provision of this Agreement is held by a competent authority to be unlawful, invalid or unenforceable or becomes unlawful, unenforceable or voidable by reason of any statute or rule of law, then that provision will:

(a)	where possible be interpreted in a way which complies with the statute or law; or

(b)	otherwise be severed from this Agreement,

and the remaining terms and conditions of this Agreement will continue to be valid and enforceable in accordance with their terms.

18.7	GOVERNING LAW

This agreement is governed by the laws in force in Western Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Western Australia.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

Executed by the parties

Executed by Peninsula Energy Limited (ABN 67 062 409 303) in accordance with section 127 of the Corporations Act 2001 (Cth):

Director’s signature	Director / Secretary’s signature

Director’s name (please print)	Director / Secretary’s name (please print)

Signed by John (Gus) Andrew Simpson

Employee’s Signature

In the presence of:
Witness Signature

Witness name (please print)

Witness address (please print)

Witness occupation (please print)

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

SCHEDULE 1

1	EFFECTIVE DATE

1 July 2015

2	EMPLOYMENT COMMENCEMENT DATE

19 October 2007

3	POSITION

Managing Director/CEO

4	LOCATION

At such locations as the performance of the Duties and the business of the Employer may reasonably require, or as otherwise determined by the Board of directors.

5	REMUNERATION

(a)

You will receive a base salary of AUD$600,000 (inclusive of retirement benefit contributions which the Employer is required by law to make on your behalf) per annum, less any tax that the Employer is obliged to withhold by law.

(b)	Subject to compliance with any requirements under with the Corporations Law and/or ASX Listing Rules:

(i)

For the financial year ending June 2016, you will also be eligible to participate in a STIP which will provide for an annual cash payment of up to 50% of your annual base salary on achievement of the gateway measures and conditions contained in the BDO Consulting Remuneration Strategy Review adopted by the Board on 12th June 2015.

(ii)

For the financial year ending June 2016 you will also be eligible to participate in a LTIP which will provide for an annual allocation of Restricted Share Units or Options up to a maximum value of 70% of your annual base salary on achievement of the gateway measures and conditions contained in the BDO Consulting Remuneration Strategy Review adopted by the Board on 12th June 2015.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

© 2015 MDC Legal	Employment Agreement

SCHEDULE 2

1	DUTIES

Refer to attached Position Description for the role of Managing Director/Chief Executive Officer Peninsula Energy Limited and Executive Chairman Peninsula Uranium Ltd.

SCHEDULE 3

Approved positions in Other Entities:

Non-Executive Chairman of Namibian Copper NL

Non-Executive Chairman of Indus Energy Limited

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

Managing Director & CEO / Executive
Chairman Peninsula Uranium Ltd
Position Description

Position Description

POSITION DETAILS
Reports To (Position Title)	Board – Peninsula Energy Ltd	Incumbent	John (Gus) Simpson
Direct Reports (Position Title/s)	5 as at June 2015	Position Description Code	Nil
Approved/Date	June 2015	Department / Location	Corporate and Sales & Marketing / London

1. JOB PURPOSE

Responsible the overall management of the Companies business, for setting the strategy and direction of the Company and to establish processes and methods to monitor progress against strategic objectives. In doing so, the incumbent shall seek to enhance shareholder value and to provide the basis for the Company to carry out its day to day operations in a safe and efficient manner. This role is also the primary point of communications between the Company and external stakeholders, with a focus on existing shareholders, potential new shareholders/investors, investment analysts, media and uranium industry commentators.

The incumbent will also be the Executive Chairman of Peninsula Uranium Ltd (PUL), based in London, UK. PUL is the uranium marketing and trading arm of Peninsula and is responsible the overall management of the Companies business and for selling all uranium concentrate produced by the global operations of the Company. Within this role, the incumbent shall be responsible for establishing and maintaining relationships with global utilities, and selling uranium concentrate produced by the Company. Initially the role will encompass the establishment of the uranium trading function. Once established, the role shall be responsible for the day to day management of the trading function, including the identification and (where possible) mitigation of trading risk.

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2. ORGANISATIONAL ENVIRONMENT

Peninsula is currently developing uranium mining projects in the United States (Lance Projects) and South Africa (Karoo Projects) and will be commencing first production in 2015.

The Company is transitioning from a development company into a production company during 2015. As the Company has its primary assets, customer base and corporate function in multiple timezones, the leadership team are often required to travel and work hours that are outside the normal working day of a typical office based working environment. This requires personnel based in the London office to be flexible, adaptable and cognizant of the demands on time and will require the incumbent to have the ability to prioritise tasks and activities.

3. KEY RESPONSIBILTIES

Operational Leadership

Communicate the strategy and plans of the Company to direct reports and other internal personnel

Manage day to day activities to provide the Company to achieve with the best opportunity to achieve its annual Board approved budget objectives and targets (eg, profit and loss, non-financial objectives, etc)

Ensure that appropriate systems, processes and controls are in place to enable the Company to carry out its business safely and in compliance with its environmental, financial and legal requirements

Set objectives for direct reports and provide regular feedback on their performance against agreed objectives

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

Strategic and Business Planning

In consultation with the Board, set the strategy and business plan for the Company

Proactively seek opportunities to enhance shareholder value

Recommend to the Board an annual budget for approval containing both financial and non-financial (eg, production, safety performance, etc) objectives and targets

Uranium Concentrate Sale and Purchase

Primary responsibility for establishing and maintaining relationships with global utilities

Develop long term sales plans for selected utilities Proactively identify and secure new long term uranium concentrate sale and purchase agreements with utilities

Negotiate commercial terms for uranium concentrate sale and purchase agreements – both for new agreements and variations to existing agreements (where required)

Represent the Company at industry conferences and events in order to build and maintain industry network

Development of Trading Business

Develop a business plan for the establishment of uranium trading activities

Establish uranium trading activities in accordance with Board approved business plan

Proactively identify opportunities to increase Company margin on its produced uranium concentrate and purchased uranium through uranium trading activities

Investor Relations and External Communications

Ensure that the Company is compliant with its disclosure obligations on stock exchanges that it is listed on Provide regular communication to shareholders on the achievements and direction of the Company

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

Represent the Company at major investor forums to promote investment in the Company

Proactively engage fund managers and investment analysts in order to increase/maintain the profile of the Company as an attractive investment opportunity

4. FINANCIAL DIMENSION
Limits of financial authority: To be determined in consultation with the Board.
5. DECISION MAKING AUTHORITY
Limits of general discretionary authority: To be determined with the Board.

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

6. KEY RELATIONSHIPS / INTERNAL / EXTERNAL

Internal:

Non-Executive Chairman of Peninsula Energy Limited

Non-Executive Directors of Peninsula Energy Limited

CFO Peninsula Energy Limited

CEO Strata Energy Inc (Lance Projects)

CEO South Africa (Karoo Projects)

External:

Shareholders (existing & new)

Investment analysts

Fund managers

Nuclear power utilities

Uranium concentrate trading companies

Suppliers of uranium conversion

Uranium fuel cycle analysts, consultancies and industry bodies (eg, UxC, TradeTech,
WNA)

7. MINIMUM QUALIFICATION/EXPERIENCE/TRAINING

Professional degree

Post graduate qualifications are preferred but not essential (PhD, MBA, Grad Dip.)

At least 15 years’ experience in senior / executive management roles within the resources industry

At least 5 years’ experience in a sales and marketing role

8. TECHNICAL KNOWLEDGE

In-depth knowledge of the nuclear fuel cycle from the supply of natural uranium concentrates through to the disposal of depleted nuclear reactor fuel

Well developed people management skills

Advanced commercial and contractual negotiation skills

Advanced business development and relationship development skills

Advanced presentation and communication skills

High level of analytical and observational skills

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson

9. BEHAVIORAL COMPETENCIES
APPROVED BY BOARD:

Name	Signature	Date

EMPLOYEE ACKNOWLEDGEMENT OF RECIEPT:
Name	Signature	Date

Employment Agreement – Peninsula Energy Limited (ABN 67 062 409 303) and John (Gus) Andrew Simpson